EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Pipeline Valve Specialty Company, Inc.
Landreth Engineering Company
The Rex Group, Inc.
Rex Supply Corporation
Regal Machine Tool, Inc.
Rex Machinery Sales, Inc.
Rex International Corporation
U.S. Crating, Inc.
First Texas Credit Corporation
XTEL Corporation
Rex Machinery Movers, Inc.
Losco, Inc.
American Rivet Company, Inc.
LSS-Lone Star - Houston, Inc.
Manifold Valve Services, Inc.
WALKER BOLT Manufacturing Co.
Philform, Inc.
WHIR Acquisition, Inc.
GHX, Incorporated
Moores Pump and Supply, Inc.
United Wellhead Services, Inc.

                                      Ex-2